Exhibit 99.1
FOR IMMEDIATE RELEASE
Assisted Living Concepts, Inc. Announces 2008 Second Quarter and First Six Months Results -Margins Improve
for Fourth Consecutive Quarter
MENOMONEE FALLS, WISCONSIN August 7, 2008
Highlights:
▪	Private pay mix as a percent of revenue continues to grow, reaching 91.4% in 2008 second quarter

▪	Net income increases to $4.3 million

▪	Adjusted EBITDAR as a percent of revenue increases to 30.9%

▪	250 units under expansion plan expected to be on line by end of fourth quarter
Assisted Living Concepts, Inc. (“ALC”) (NYSE:ALC) reported net income of $4.3 million in the 2008 second quarter as compared to net income of $4.2 million in the 2007 second quarter. For the first six months of 2008, ALC reported net income of $8.3 million as compared to net income of $8.9 million in the first six months of 2007.
Diluted earnings per common share for the second quarter of 2008 were $0.07 per share as compared to $0.06 per share for the second quarter of 2007. Diluted earnings per common share for both the first six months of 2008 and 2007 were $0.13 per share.
“Although economic headwinds put pressure on occupancy in the second quarter, we continued to successfully contain costs and improve margins” commented Laurie Bebo, President and Chief Executive Officer of Assisted Living Concepts, Inc. “We are optimistic about the success of our long-term strategies.”
Certain non-GAAP financial measures are used in the discussions in this release in evaluating the performance of the business. See attached tables for definitions of adjusted EBITDA and adjusted EBITDAR, reconciliations of net income to adjusted EBITDA and adjusted EBITDAR, calculations of adjusted EBITDA and adjusted EBITDAR as a percentage of total revenues, and non-GAAP reconciliation information.
As of June 30, 2008, ALC operated 216 assisted living residences representing 9,076 units.
Quarters ended June 30, 2008, June 30, 2007, March 31, 2008
Revenues of $57.9 million in the second quarter ended June 30, 2008,
▪	increased $0.4 million or 0.7% from $57.4 million in the second quarter of 2007,and

▪	decreased $2.4 million or 4.0% from $60.2 million in the first quarter of 2008.
Adjusted EBITDA for the second quarter of 2008 was $12.9 million, 22.3% of revenues and
▪	increased $0.8 million or 6.5% from $12.1 million and 21.1% of revenues in the second quarter of 2007, and

▪	decreased $0.5 million or 3.5% from $13.3 million and increased from 22.1% of revenues in the first quarter of 2008.
Adjusted EBITDAR for the second quarter of 2008 was $17.9 million, 30.9% of revenues and
▪	increased $2.3 million or 15.0% from $15.6 million and 27.1% of revenues in the second quarter of 2007, and

▪	decreased $0.3 million or 1.9% from $18.2 million and increased from 30.3% of revenues in the first quarter of 2008.
Second quarter 2008 compared to second quarter 2007
Revenues in the second quarter of 2008 increased from the second quarter of 2007 primarily due to additional revenues from acquired residences ($4.9 million) and higher average daily revenue as a result of rate increases ($3.3 million), partially offset by the planned reduction in the number of units occupied by Medicaid residents ($4.2 million), a reduction in the number of units occupied by private pay residents ($3.3 million), and revenue from leasing ALC’s corporate office ($0.3 million) in the 2007 period only.
Adjusted EBITDA and adjusted EBITDAR increased in the second quarter of 2008 primarily due to increased revenues discussed above ($0.4 million), a decrease in residence operations expenses ($1.2 million), and a decrease in general and administrative expenses ($0.7 million), and, for adjusted EBITDA, partially offset by an increase in rental expense ($1.5 million). Residence operations expenses decreased primarily from a reduction in labor expense associated with lower occupancy, partially offset by additional expenses from acquisitions. General and administrative expenses decreased primarily from a change in timing of our all-company annual conference, which occurred in the second quarter of 2007 and will take place in the third quarter of 2008, and a reduction in information technology fees resulting from internalizing information technology functions. Residence lease expenses increased primarily from the January 1, 2008, acquisition of the operations of BBLRG, LLC, doing business as CaraVita.
Second quarter 2008 compared to the first quarter 2008
Revenues in the second quarter of 2008 decreased from the first quarter of 2008 primarily due to a reduction in the number of units occupied by private pay residents ($1.5 million), the planned reduction in the number of units occupied by Medicaid residents ($0.7 million), and a reduction in average daily revenue rate ($0.2 million).
Decreased adjusted EBITDA and adjusted EBITDAR in the second quarter of 2008 as compared to the first quarter of 2008 resulted primarily from lower revenues as discussed above ($2.4 million), partially offset by a reduction in general and administrative expenses ($0.1 million), and decreases in residence operations expenses ($1.9 million), and, for EBITDA, an increase in residence lease expense ($0.1 million). Residence operations expenses declined primarily from lower labor costs through right sizing labor as occupancy declined as well as from a seasonal reduction in utility expenses.
Six months ended June 30, 2008 and June 30, 2007
Revenues of $118.1 million in the first six months of 2008 increased $3.2 million or 2.7% from $114.9 million in the first six months of 2007.
Adjusted EBITDA for the first six months of 2008 was $26.2 million, 22.2% of revenues and increased $1.0 million or 4.1% from $25.2 million and 21.9% of revenues in the first six months of 2007.
Adjusted EBITDAR for the first six months of 2008 was $36.1 million, 30.6% of revenues and increased $3.8 million or 11.7% from $32.3 million and 28.1% of revenues in the first six months of 2007.
Six months of 2008 compared to six months of 2007
Revenues in the first six months of 2008 increased from the first six months of 2007 primarily due to additional revenues from acquired residences ($10.1 million), higher average daily revenue as a result of rate increases ($7.3 million), and one additional day in the 2008 period due to leap year ($0.6 million), partially offset by a reduction in the number of units occupied by private pay residents ($4.7 million), the planned reduction in the number of units occupied by Medicaid residents ($9.6 million), and revenue from leasing ALC’s corporate office ($0.5 million) in the 2007 period only.
Increased adjusted EBITDA and adjusted EBITDAR in the first six months of 2008 as compared to the first six months of 2007 resulted primarily from higher revenues as discussed above ($3.2 million) and a reduction in general and administrative expenses ($0.8 million) and, for EBITDA, an increase in residence lease expense ($2.8 million). General and administrative expenses decreased primarily from a change in timing of our all-company annual conference which occurred in the second quarter of 2007 and will take place in the third quarter of 2008, and a reduction in information technology fees resulting from internalizing information technology functions. Residence operations and residence lease expenses increased primarily from the CaraVita acquisition, offset by labor expense and cost reductions associated with the decline in occupancy.
Share repurchase program
On August 6, 2008, ALC’s Board of Directors authorized an increase in its Class A common stock repurchase program by $15 million. On December 14, 2006, ALC announced a share repurchase program for up to $20 million of its Class A common stock. On August 20, 2007, and December 18, 2007, ALC announced that its Board of Directors authorized increases to the stock repurchase program of $20 million and $25 million, respectively. The August 6, 2008, increase brings the total authorization to $80 million. In the second quarter of 2008, ALC repurchased 1.9 million shares of its Class A common stock at an aggregate cost of $11.5 million and an average price of $6.12 per share. From June 30, 2008 through August 4, 2008, ALC has purchased an additional 122 thousand shares at an aggregate cost of $642 thousand and an average price of $5.25. In the aggregate, ALC has repurchased 8.2 million shares of its Class A common stock at an aggregate cost of $60.4 million and an average price of $7.36 per share under the share repurchase program through August 4, 2008.

Expansion Program Update
Construction continues on the expansion units in our program to add 400 units to existing owned buildings. Weather issues, primarily related to heavy rains and flooding in the Midwest, have resulted in minor timing delays. We expect to complete, license, and begin accepting new residents in approximately 250 units by the end of the fourth quarter of 2008, with a targeted completion of the remaining units by the end of the first quarter of 2009. To date, cost estimates have been consistent with our original estimates of $125,000 per unit.
Financing Activities
On June 19, 2008, ALC financed three of its unencumbered residences in Texas for $9.0 million. These proceeds were used to repay amounts outstanding under its revolving credit facility. As of June 30, 2008 ALC had availability of $52.0 million under its revolving credit facility.
Investor Call
ALC has scheduled a conference call later this morning, August 7, 2008, at 10:00 a.m. (Eastern Time) to discuss financial results for the second quarter. The toll-free number for the live call is 888-428-4479, or international 612-332-0923. A taped rebroadcast will be available approximately one hour following the live call until midnight on September 7, 2008. To access the rebroadcast of the call, dial 800-475-6701, or international 320-365-3844 and use access code 953000.
About Us
Assisted Living Concepts, Inc. and its subsidiaries operate 216 assisted living residences with capacity for over 9,000 residents in 20 states. ALC’s assisted living facilities typically consist of 40 to 60 units and offer residents a supportive, home-like setting and assistance with the activities of daily living. ALC employs approximately 4,800 people.
Forward-looking Statements
Statements contained in this release other than statements of historical fact, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations including managements expectations about improving occupancy and private payer mix, are forward-looking statements. These forward-looking statements generally include words such as “expect”, “intend”, “will”, “anticipate”, “believe”, “estimate”, “plan”, “strategy” or “objective.” Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. In addition to the risks and uncertainties referred to in the release in connection with forward-looking statements, other risks and uncertainties are identified in ALC’s’ filings with United States Securities and Exchange Commissions and include, but are not limited to, the following: changes in the health care industry in general and the long-term senior care industry in particular because of political and economic influences; changes in general economic conditions; changes in regulations governing the industry and ALC’s compliance with such regulations; changes in government funding levels for health care services; resident care litigation, including exposure for punitive damage claims and increased insurance costs, and other claims asserted against ALC; ALC’s ability to maintain and increase census levels; ALC’s ability to attract and retain qualified personnel; the availability and terms of capital to fund ALC’s capital expenditures; changes in competition; and demographic changes. Given these risks and uncertainties, readers are cautioned not to place undue reliance on ALC’s forward-looking statements. All forward-looking statements contained in this report are necessarily estimates reflecting the best judgment of the party making such statements based upon current information. ALC assumes no obligation to update any forward-looking statement.
For further information, contact:
Assisted Living Concepts, Inc.
John Buono
Sr. Vice President, Chief Financial Officer and Treasurer
Phone: (262) 257-8999
Fax: (262) 251-7562
Email: jbuono@alcco.com
Visit ALC’s Website @ www.alcco.com

ASSISTED LIVING CONCEPTS, INC.
Consolidated Statements of Income
(In thousands, except earnings per share)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues	$57,854	$57,426	$118,101	$114,947
Expenses:
Residence operations (exclusive of depreciation and amortization and residence lease expense shown below)	37,020	38,219	75,945	75,977
General and administrative	2,990	3,839	6,080	6,826
Residence lease expense	5,009	3,460	9,907	7,159
Depreciation and amortization	4,348	4,323	9,244	8,504
Transaction costs	—	—	—	56

Total operating expenses	49,367	49,841	101,176	98,522

Income from operations	8,487	7,585	16,925	16,425
Other expense:
Interest income	291	604	470	1,070
Interest expense	(1,882)	(1,461)	(3,965)	(3,142)

Income before income taxes	6,896	6,728	13,430	14,353
Income tax expense	(2,620)	(2,556)	(5,103)	(5,454)

Net income	$4,276	$4,172	$8,327	$8,899

Weighted average common shares:
Basic	63,015	69,482	63,780	69,482
Diluted	63,667	70,183	64,433	70,194
Per share data:
Basic earnings per common share	$0.07	$0.06	$0.13	$0.13

Diluted earnings per common share	$0.07	$0.06	$0.13	$0.13

Adjusted EBITDA	$12,876	$12,094	$26,213	$25,177

Adjusted EBITDAR	$17,885	$15,554	$36,120	$32,336

(1)	See attached tables for definitions of adjusted EBITDA and adjusted EBITDAR and reconciliations of net income to adjusted EBITDA and adjusted EBITDAR.

ASSISTED LIVING CONCEPTS, INC.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	June 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,932	$14,066
Investments	3,622	4,596
Accounts receivable, less allowances of $953 and $992, respectively	3,412	3,746
Supplies, prepaid expenses and other current assets	6,159	6,733
Deferred income taxes	4,150	4,080

Total current assets	32,275	33,221
Property and equipment, net	399,379	395,141
Goodwill and other intangible assets, net	30,712	20,736
Restricted cash	1,330	8,943
Cash designated for acquisition	—	14,864
Other assets	3,426	3,336

Total Assets	$467,122	$476,241

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,920	$7,800
Accrued liabilities	17,155	17,951
Deferred revenue	7,151	6,346
Accrued income taxes	404	198
Current maturities of long-term debt	14,469	26,543
Current portion of self-insured liabilities	300	300

Total current liabilities	49,399	59,138
Accrual for self-insured liabilities	1,249	941
Long-term debt	117,185	103,176
Deferred income taxes	7,882	9,008
Other long-term liabilities	9,752	9,444
Commitments and contingencies

Total Liabilities	185,467	181,707

Preferred Stock, par value $0.01 per share, 25,000,000 shares authorized, none issued or outstanding	—	—
Class A Common Stock, par value $0.01 per share, 400,000,000 shares authorized, 52,902,278 and 56,131,873 issued and outstanding, respectively	595	595
Class B Common Stock, par value $0.01 per share, 75,000,000 shares authorized, 8,664,967 and 8,727,458 issued and outstanding, respectively	100	100
Additional paid-in capital	313,592	313,548
Accumulated other comprehensive (loss) income	(515)	103
Retained earnings	27,645	19,318
Treasury stock at cost, Class A Common Stock, 8,087,760 and 4,691,060 shares, respectively	(59,762)	(39,130)

Total Stockholders’ Equity	281,655	294,534

Total Liabilities and Stockholders’ Equity	$467,122	$476,241

ASSISTED LIVING CONCEPTS, INC.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2008	2007
OPERATING ACTIVITIES:
Net income	$8,327	$8,899
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,244	8,504
Amortization of purchase accounting adjustments for:
Leases and debt	(397)	(429)
Below market resident leases	—	(39)
Provision for bad debt	39	158
Provision for professional/general liability insurance	447	300
Payments for professional/general liability insurance	(140)	(204)
Deferred income taxes	2,298	756
Equity-based compensation expense	44	192
Changes in assets and liabilities:
Accounts receivable	295	1,713
Supplies, prepaid expenses and other current assets	574	869
Accounts payable	2,120	485
Accrued liabilities	(796)	286
Deferred revenue	805	1,857
Income taxes payable/receivable	562	137
Other non-current assets	7,523	2,364
Other long-term liabilities	524	709

Cash provided by operating activities	31,469	26,557

INVESTING ACTIVITIES:
Payment for acquisition	(14,532)	—
Cash designated for acquisition	14,864	—
Payments for new construction projects	(3,125)	(2,098)
Accrued costs of new construction	(945)	—
Payments for purchases of property and equipment	(8,350)	(5,968)

Cash used in investing activities	(12,088)	(8,066)

FINANCING ACTIVITIES:
Capital contributions from Extendicare	—	74
Purchase of treasury stock	(20,632)	(2,791)
Proceeds from issuance of new mortgage debt	9,026	—
Proceeds from borrowings on revolving credit facility	6,000	—
Payments of long-term debt	(12,909)	(1,130)

Cash used in financing activities	(18,515)	(3,847)

Increase in cash and cash equivalents	866	14,644
Cash and cash equivalents, beginning of year	14,066	19,951

Cash and cash equivalents, end of period	$14,932	$34,595

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$4,061	$3,319
Income tax payments, net of refunds	2,245	4,460

ASSISTED LIVING CONCEPTS, INC.
Financial and Operating Statistics
All residences

	Three months ended
	June 30,	March 31,	June 30,
	2008	2008	2007
Average Occupied Units by Payer Source
Private	5,481	5,631	5,292
Medicaid	763	873	1,444

Total	6,244	6,504	6,736

Occupancy Mix by Payer Source
Private	87.8%	86.6%	78.6%
Medicaid	12.2%	13.4%	21.4%

Percent of Revenue by Payer Source
Private	91.4%	90.6%	84.4%
Medicaid	8.6%	9.4%	15.6%

Average Revenue per Occupied Unit Day by Payer Source
Private	$105.99	$106.51	$100.21
Medicaid	$71.89	$71.31	$67.62
Combined	$101.82	$101.79	$93.22

Occupancy Percentage	68.8%	71.7%	80.9%
All residences

	Six months Ended
	June 30,	June 30,
	2008	2007
Average Occupied Units by Payer Source
Private	5,556	5,255
Medicaid	818	1,592

Total	6,374	6,847

Occupancy Mix by Payer Source
Private	87.2%	76.7%
Medicaid	12.8%	23.3%

Percent of Revenue by Payer Source
Private	91.0%	82.9%
Medicaid	9.0%	17.1%

Average Revenue per Occupied Unit Day by Payer Source
Private	$106.26	$99.70
Medicaid	$71.58	$67.82
Combined	$101.81	$92.29

Occupancy Percentage	70.2%	82.3%

ASSISTED LIVING CONCEPTS, INC.
Financial and Operating Statistics
Same residence basis*

	Three months ended
	June 30,	March 31,	June 30,
	2008	2008	2007
Average Occupied Units by Payer Source
Private	4,915	5,065	5,292
Medicaid	763	873	1,444

Total	5,678	5,938	6,736

Occupancy Mix by Payer Source
Private	86.6%	85.3%	78.6%
Medicaid	13.4%	14.7%	21.4%

Percent of Revenue by Payer Source
Private	90.5%	89.7%	84.4%
Medicaid	9.5%	10.3%	15.6%

Average Revenue per Occupied Unit Day by Payer Source
Private	$106.88	$107.38	$100.21
Medicaid	$71.89	$71.31	$67.62
Combined	$102.18	$102.08	$93.22

Occupancy Percentage	68.0%	71.1%	80.9%
Same residences basis*

	Six months Ended
	June 30,	June 30,
	2008	2007
Average Occupied Units by Payer Source
Private	4,990	5,255
Medicaid	818	1,592

Total	5,808	6,847

Occupancy Mix by Payer Source
Private	85.9%	76.7%
Medicaid	14.1%	23.3%

Percent of Revenue by Payer Source
Private	90.1%	82.9%
Medicaid	9.9%	17.1%

Average Revenue per Occupied Unit Day by Payer Source
Private	$107.13	$99.70
Medicaid	$71.58	$67.82
Combined	$102.12	$92.29

Occupancy Percentage	69.6%	82.3%

*	Same residence basis excludes the impact of 566 residents added from the acquisition of the 185 unit Dubuque, Iowa residence on July 20, 2007 and the 541 unit CaraVita operations on January 1, 2008, and includes changes in the Acquisitions occupancy since their respective dates of acquisition.

Weighted Average Basic and Diluted Shares
     The basic weighted average number of shares of common stock is based upon the number of shares of Class A and Class B common stock of ALC outstanding. For purposes of determining the diluted weighted average number of shares, the Class B shares were deemed to have been converted into Class A shares at the 1 to 1.075 conversion rate applicable to the Class B common stock. This resulted in an additional 0.7 million shares included in the fully diluted weighted average number of shares outstanding in all periods presented.
Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDAR
     Adjusted EBITDA is defined as net income from continuing operations before income taxes, interest expense net of interest income, depreciation and amortization, equity based compensation expense, transaction costs and non-cash, non-recurring gains and losses, including disposal of assets and impairment of long-lived assets and loss on refinancing and retirement of debt. Adjusted EBITDAR is defined as adjusted EBITDA before rent expenses incurred for leased assisted living properties. Adjusted EBITDA and adjusted EBITDAR are not measures of performance under accounting principles generally accepted in the United States of America, or GAAP. We use adjusted EBITDA and adjusted EBITDAR as key performance indicators and adjusted EBITDA and adjusted EBITDAR expressed as a percentage of total revenues as a measurement of margin.
     We understand that EBITDA and EBITDAR, or derivatives thereof, are customarily used by lenders, financial and credit analysts, and many investors as a performance measure in evaluating a company’s ability to service debt and meet other payment obligations or as a common valuation measurement in the long-term care industry. Moreover, ALC’s revolving credit facility contains covenants in which a form of EBITDA is used as a measure of compliance, and we anticipate EBITDA will be used in covenants in any new financing arrangements that we may establish. We believe adjusted EBITDA and adjusted EBITDAR provide meaningful supplemental information regarding our core results because these measures exclude the effects of non-operating factors related to our capital assets, such as the historical cost of the assets.
     We report specific line items separately, and exclude them from adjusted EBITDA and adjusted EBITDAR because such items are transitional in nature and would otherwise distort historical trends. In addition, we use adjusted EBITDA and adjusted EBITDAR to assess our operating performance and in making financing decisions. In particular, we use adjusted EBITDA and adjusted EBITDAR in analyzing potential acquisitions and internal expansion possibilities. Adjusted EBITDAR performance is also used in determining compensation levels for our senior executives. Adjusted EBITDA and adjusted EBITDAR should not be considered in isolation or as a substitute for net income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. We present adjusted EBITDA and adjusted EBITDAR on a consistent basis from period to period, thereby allowing for comparability of operating performance.

Adjusted EBITDA and Adjusted EBITDAR Reconciliation Information
The following table sets forth a reconciliation of net income to adjusted EBITDA and adjusted EBITDAR:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(In thousands, unaudited)
Net income	$4,276	$4,172	$8,327	$8,899
Provision for income taxes	2,620	2,556	5,103	5,454

Income from operations before income taxes	6,896	6,728	13,430	14,353
Add:
Depreciation and amortization	4,348	4,323	9,244	8,504
Interest expense, net	1,591	857	3,495	2,072
Transaction costs	—	—	—	56
Non-cash equity based compensation	41	186	44	192

Adjusted EBITDA	12,876	12,094	26,213	25,177
Add: Lease expense	5,009	3,460	9,907	7,159

Adjusted EBITDAR	$17,885	$15,554	$36,120	$32,336

The following table sets forth the calculations of adjusted EBITDA and adjusted EBITDAR as percentages of total revenue:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
		(Dollars in thousands, unaudited)
Revenues	$57,854	$57,426	$118,101	$114,947

Adjusted EBITDA	$12,876	$12,094	$26,213	$25,177

Adjusted EBITDAR	$17,885	$15,554	$36,120	$32,336

Adjusted EBITDA as percent of total revenues	22.3%	21.1%	22.2%	21.9%

Adjusted EBITDAR as percent of total revenues	30.9%	27.1%	30.6%	28.1%